Exhibit 10.4

AMENDMENT NUMBER SIX

TO THE

HENRY SCHEIN, INC.

DEFERRED COMPENSATION PLAN

EFFECTIVE AS OF JANUARY 1, 2011

WHEREAS, Henry Schein, Inc. (the “Company”) maintains the Henry Schein, Inc. Deferred Compensation Plan, effective as of January 1, 2011, and as subsequently amended (the “Plan”);

WHEREAS, pursuant to Section 8.2 of the Plan, the Board of Directors of Henry Schein, Inc. (the “Board”) or an authorized committee may amend the Plan;

WHEREAS, pursuant to the Charter of the Compensation Committee of the Board (the “Committee”), the Committee is authorized to amend the Plan;

WHEREAS, The Committee wishes to amend the Plan to permit a Participant to cancel his or her deferral election in the event of an unforeseeable emergency or receipt of a hardship distribution under the Henry Schein, Inc. 401(k) Savings Plan;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of May 1, 2020:

1.     A new Section 2.32 is added to the Plan to read as follows:

“‘Unforeseeable Emergency’ means a severe financial hardship to the Participant resulting from:

(A)

an illness or accident of the Participant, or of the Participant’s spouse, beneficiary or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code);

(B)

loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or

(C)	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant;

or such other “unforeseeable emergency” as permitted under Section 409A of the Code.”

2.     Section 4.1 is amended to add a new subsection (D) to read as follows:

“(D)     Notwithstanding the foregoing, in the event a Participant experiences an Unforeseeable Emergency or receives a hardship distribution under Code Section 1.401(k)-1(d)(3), the Participant may apply to the Committee to cancel all currently effective Elective Deferral elections. The Participant’s application must be made in writing and must specify the nature of the financial hardship in accordance with any procedures established by the Committee in its sole discretion. The Committee (or its delegate) shall consider any request in accordance with the standards of interpretation described in Code Section 409A and the regulations and guidance thereunder and may, in its sole discretion, grant a request under this Section 4.1(D) to cancel all currently effective Elective Deferral elections. The processing of the request shall be completed as soon as administratively practicable from the date on which the Committee receives the properly completed written request for a cancellation of all currently effective Elective Deferral elections on account of an Unforeseeable Emergency or receipt of a hardship distribution under Code Section 1.401(k)-1(d)(3). If granted, subsequent elections to defer future Base Salary, Bonus or Commission under this Section 4.1 will be effective no earlier than the beginning of the following Plan Year.”

IN WITNESS WHEREOF, this amendment has been executed this 2nd day of May, 2020.

HENRY SCHEIN, INC.

By: /s/ John Lee

Title:      Vice President, Global Compensation,

                Benefits, HRIS and HR M&A